EXHIBIT 99.1

E-LOAN Appoints Online Financial Services Marketing Expert to Board of Directors

Dan Springer brings two decades of strategic marketing experience to E-LOAN

PLEASANTON, Calif., July 12, 2004 — E-LOAN, Inc. (Nasdaq: EELN — News), an online consumer direct lender, today announced the appointment of online financial services marketing expert, Dan Springer, to its Board of Directors. Springer, the Chief Executive Officer of Responsys, a premier provider of digital marketing solutions for Global 2000 companies, brings over 20 years of executive leadership and strategic sales and marketing experience to E-LOAN.

“Dan’s proven track record in marketing online financial services will be an invaluable asset to E-LOAN,” said Chris Larsen, E-LOAN’s Chairman and Chief Executive Officer. “We’re looking forward to leveraging his deep knowledge, experience, and industry relationships to help accelerate E-LOAN’s growth and improve the effectiveness and efficiency of our strategic marketing initiatives.”

“E-LOAN has been at the forefront of using Internet technologies to revolutionize the loan origination process and consumer lending experience,” said Dan Springer. “I’m excited about helping the company successfully take advantage of its unique position in the marketplace by utilizing my expertise and industry connections across a broad range of marketing channels.”

Mr. Springer is a recognized interactive marketing and e-commerce pioneer with over a decade of experience focusing on marketing financial services. As the former Chief Marketing Officer and General Manager for NextCard, he built the fastest-growing credit card in history and was responsible for making the company one of the top five advertisers on the Internet. When he served as the Chief Executive Officer of Telleo, Inc., he refocused the company’s strategy from online advertising to business partnerships with leading consumer brands, and drove the product release of the OurBlock.com consumer destination with over 100 million web presences. At Modem Media, he served as the Managing Director of the West Coast region and led the development of the agency’s Performance Marketing capability by leveraging database marketing, website analytics and search engine marketing techniques. Mr. Springer started his career as a consultant at McKinsey & Company and DRI/McGraw-Hill.

In addition to his executive leadership roles, Mr. Springer served on the boards of high-growth e-businesses, including eGroups, which was sold to Yahoo for $430 million, and Switchhouse, which was sold to Amazon. Mr. Springer currently sits on the board of directors for ITI and the Randall Museum.

Mr. Springer earned an M.B.A. from Harvard University, and was Valedictorian of Occidental College where he earned a B.A. in Mathematics and Economics.

About E-LOAN, Inc.

E-LOAN, Inc. is an online consumer direct lender dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain mortgage, auto and home equity loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated advice tools, E-LOAN is pioneering the nascent debt management advice category — helping consumers proactively manage their loan portfolios to lower their overall borrowing costs. The company relentlessly advocates eliminating the unnecessary processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. Protecting consumers’ financial privacy is a paramount concern, prompting E-LOAN to implement industry leading privacy practices and advocate strong consumer financial privacy protection laws. In June 2004, an independent study conducted by TRUSTe and The Ponemon Institute ranked E-LOAN as one of the top 20 most trusted companies for privacy in America. E-LOAN was the highest ranked online financial services company to make the top 20.

Consumers can log onto www.eloan.com or call 1-888-E-LOAN-22 to access E- LOAN’s products, services and team of dedicated loan and debt advice professionals. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through March 2004, E-LOAN has originated and sold over $20.1 billion in consumer loans.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN’s actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN’s periodic filings with the Securities and Exchange Commission.